Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

May 4, 2026

AQR Funds

One Greenwich Plaza

Suite 130

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as tax counsel to AQR Funds, a registered investment company organized as a Delaware statutory trust (the “Trust”), on behalf of each of its series listed as a Target Fund on Appendix A hereto (each a “Target Fund”), and the Trust, on behalf of each of its series listed as an Acquiring Fund on Appendix A hereto (each an “Acquiring Fund”), in connection with the proposed reorganizations of each Target Fund and the applicable Acquiring Fund (as indicated on Appendix A hereto as Reorganization #1, Reorganization #2, Reorganization #3A or Reorganization #3B, as applicable) (each such reorganization, a “Reorganization”), upon the terms and conditions set forth in the applicable Agreement and Plan of Reorganization, each dated as of March 30, 2026 (a “Reorganization Agreement” or the “Reorganization Agreement”, as the context requires), by and between the Trust, on behalf of the applicable Target Fund, and the Trust, on behalf of the applicable Acquiring Fund. For purposes of this opinion, references to a Target Fund, an Acquiring Fund, a Reorganization, a Reorganization Agreement, the Representation Letters (as defined below) or other relevant terms shall be construed to apply to each proposed

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Reorganization on a separate basis, unless the context requires otherwise. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Reorganization Agreement. The time at which each Reorganization becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered pursuant to Section 8.5 of each Reorganization Agreement.

We have examined (i) each Reorganization Agreement, (ii) the registration statement on Form N-14 (Registration No. 333-293785) (as amended, the “Registration Statement”), including the Combined Information Statement/Prospectus constituting a part thereof, filed by the Trust, on behalf of each Acquiring Fund, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of the Trust, on behalf of each Acquiring Fund and each Target Fund, delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Trust, on behalf of each Acquiring Fund and each Target Fund, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) each Reorganization will be effected in accordance with the applicable Reorganization Agreement, (ii)

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the statements concerning each Reorganization set forth in the applicable Reorganization Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Trust, on behalf of each Acquiring Fund and each Target Fund in their respective Representation Letters, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in any Reorganization Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Trust, on behalf of each Acquiring Fund and/or each Target Fund, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the Trust, on behalf of each Acquiring Fund and each Target Fund, has complied with and, if applicable, will continue to comply with, its respective covenants contained in the applicable Reorganization Agreement at all times up to and including the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that each Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of any Reorganization under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the

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applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding any Reorganization, the opinion expressed herein may become inapplicable.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purposes, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as Exhibit 12(b) to the Registration Statement, and to the use of our firm name under the caption “Legal Matters” in the Combined Information Statement/Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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Appendix A

Reorganization	Target Fund	Acquiring Fund

Reorganization #1	AQR Large Cap Momentum Style Fund	AQR Large Cap Multi-Style Fund

Reorganization #2	AQR Small Cap Momentum Style Fund	AQR Small Cap Multi-Style Fund

Reorganization #3A	AQR International Defensive Style Fund	AQR International Multi-Style Fund

Reorganization #3B	AQR International Momentum Style Fund	AQR International Multi-Style Fund